Exhibit 10.46
                       EARLY RETIREMENT AGREEMENT BETWEEN
            INTERSTATE ENERGY CORPORATION ET AL. AND RICHARD R. EWERS


       This Agreement is entered into between Interstate Energy Corporation, on behalf of itself, its subsidiary Interstate Power Company, and any of their affiliates (collectively referred to herein as the "Company") and Richard R. Ewers ("Officer"), this 4th day of December, 1998 (the "Agreement Date").

       In consideration of this mutual Agreement, Officer and the Company hereby agree as follows:

       1. Retirement. Officer hereby retires and resigns, as an employee and officer, from the service of the Company effective August 1, 1999 (the "Retirement Date"). Officer acknowledges and agrees that he will, from the Agreement Date through February 18, 1999, continue in the regular performance of his duties and take all of his accrued vacation days; from February 19, 1999, to his Retirement Date, the Officer will actively assist in the transition of his duties to any successor(s) and perform additional transitional assistance and special projects as requested by the Chief Executive Officer of the Company. Officer agrees to provide written resignations from any ancillary positions as the Company deems necessary.

       2. Financial and Benefit Matters.

           a. Officer shall continue to be paid his annual salary of One Hundred Twenty-six Thousand Dollars ($126,000) through February 18, 1999, and will be paid Five Thousand Dollars ($5,000) on each of the following dates in 1999:
March 5, March 19, April 2, April 16, April 30, May 14, May 28, June 11, June 25, July 9, and July 23. Officer will continue to be provided senior executive welfare benefits and continue to participate in all retirement plans and supplemental retirement plans on the same basis as other senior executives until the Retirement Date, and will be paid any earned Management Incentive Compensation Program bonus for 1998 at the regular time. This Agreement does not affect or restrict in any way the entitlement of Officer to pension and welfare benefits while an employee, post-retirement welfare benefits, supplemental retirement benefits, or qualified retirement plan benefits that are provided to Officer on account of his prior service with the Company and which are not financial accommodations pertaining to his early retirement. As of Officer's Retirement Date, Officer shall be eligible to receive benefits under all of the Company's retiree welfare benefit plans available to retired senior executives of the Company as in effect on October 1, 1998. Any changes in welfare benefit plans available for retired senior executives of the Company retiring on or before August 1, 1999, that are adopted after October 1, 1998, and are generally applicable to senior executives retiring on or before August 1, 1999, shall apply to the Officer. It is mutually understood that the Officer is provided supplemental retirement benefits pursuant to his Interstate Energy Corporation Supplemental Retirement Agreement and that, effective commencing on the Retirement Date, the Officer shall be entitled to the full benefits available to him under such agreement. All calculations


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under  such  agreement  shall be made in  accordance  with  its  terms as it was interpreted in 1998 immediately prior to the Agreement Date.

           b. In consideration for the release provided in Section 6 below and for the agreements in Section 4 below, the Company shall make a lump sum payment to Officer, provided the Officer is living on March 5, 1999, equal to Two Hundred Thirty-eight Thousand Four Hundred Four Dollars ($238,404), less applicable federal and state income tax withholding and payroll tax amounts. The payment will be made to Officer coincident with the Company's March 5, 1999, payroll. The lump sum amount is not compensation for purposes of the Company's retirement or pretax savings plans.

           c. It is mutually agreed that any common stock options to purchase shares of Interstate Energy Corporation issued to Officer under the Company's Long Term Equity Incentive Plan are canceled effective on the Agreement Date, and that no additional common stock options shall be issued by the Company to the Officer after the Agreement Date. Officer acknowledges that the considerations contained in this Agreement fully incorporate all considerations and accruals of such Long Term Equity Incentive Plan.

           d.  Officer  recognizes  that   consideration   provided  under  this
Agreement may result in taxable income to the Officer and that the Company will report such taxable income to the appropriate taxing authorities.

       3. Tax Adjustment. It is the mutual intent of Officer and the Company that the payments hereunder, together with any other amounts required to be taken into account for this purpose, should not be subject to the tax (the "Excise Tax") imposed by Section 4999 of the Internal Revenue Code of 1986 (the "Code") or any successor provision. If it is determined that any portion of the payments hereunder would be subject to the Excise Tax but for retroactive correction of an overpayment to the Company by the Officer, the Officer shall make the necessary repayment to the Company. If, however, it is ultimately determined by a court or pursuant to a final determination by the Internal Revenue service that any portion of the payments hereunder is subject to the Excise Tax, and retroactive correction is not available or would be ineffective, the Company shall pay to the Officer an additional amount (the "Gross-up Payment") such that the net amount retained by the Officer after deduction of any Excise Tax and any interest charges or penalties in respect of the imposition of such Excise Tax (but not any federal, state or local income tax) on the payments hereunder, and any federal, state, and local income tax and Excise Tax upon the payment provided for by this Section 3, shall be equal to the payments hereunder. For purposes of determining the amount of the Gross-up Payment, the Officer shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-up Payment is to be made and state and local income taxes at the highest marginal rates of taxation in the state and locality of the Executive's domicile for income tax purposes on the date the Gross-up Payment is made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.


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       4. Certain  Agreements.  This Agreement does not limit or restrict in any way Officer's rights under the Company's employee benefit plans. All the terms of agreement relating to Officer's early retirement from employment with the Company are embodied in this Agreement. This Agreement fully supersedes any and all prior agreements or understandings between Officer and the Company regarding the Officer's termination of employment with the Company. It is mutually agreed that the agreement dated November 8, 1995, between Officer and Interstate Power Company, entitled "Agreement," is null and void on the Agreement Date and of no further effect as of such date and that any other employment agreements or severance agreements previously agreed to by or between the Officer and the Company are null and void and of no further effect as of the Agreement Date. The following agreements, however, are entered into and/or continued in effect as part of this Agreement:

           a. Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Officer's continuing or future participation in any plan, program, policy or practice provided by the Company for which the Officer may qualify, nor shall anything in this Agreement limit or otherwise affect such rights as the Officer may have under any contract or agreement with the Company or any of its affiliates relating to such subject matter other than that specifically addressed herein. Vested benefits and other amounts that the Officer is otherwise entitled to receive under any plan, policy, practice, or program of, or any contract or agreement with, the Company or any of its affiliates on or after the Retirement Date shall be payable in accordance with the terms of each such plan, policy, practice, program, contract or agreement, as the case may be, except as specifically modified by this Agreement.

           b. Full Settlement. The Company's obligation to make the payments provided for in, and otherwise to perform its obligations under, this Agreement shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action that the Company may have against the Officer or others. In no event shall the Officer be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Officer under any of the provisions of this Agreement. The amounts payable by the Company under this Agreement shall not be offset or reduced by any amounts otherwise receivable or received by the Officer from any source.

           c. Confidential Information and Noncompetition. The Noncompetition and Nondisclosure Agreement between Officer and the Company dated November 23, 1997, is incorporated herein by this reference and remains fully effective according to its terms. Furthermore, the Officer shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies and their respective businesses that the Officer obtains during the Officer's employment by the Company or any of its affiliated companies and that is not public knowledge (other than as a result of the Officer's violation of this subsection ("Confidential Information"). The Officer shall not communicate, divulge or disseminate Confidential Information at any time during or for not less than five (5) years after the Officer's employment with the Company, except with the prior written consent of the Company or as otherwise required by law or legal process. In no event shall any asserted violation of the provisions of this subsection constitute a basis for deferring or withholding any

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amounts otherwise payable to the Officer under this Agreement.  Any provision of any other agreement between the Officer and Interstate Energy Corporation or Interstate Power Company relating to noncompetition and nondisclosure of information is null and void and of no further effect.

       5. Attorney's Fees. The Company agrees to reimburse the Officer for his reasonable legal fees and expenses incurred in good faith by Officer in the preparation and review of this agreement and as the result of any dispute with the Company regarding the payment of any benefit provided for in this Agreement (including but not limited to all such fees and expenses incurred in disputing any termination or in seeking in good faith to obtain or enforce any benefit or right provided by this Agreement or in connection with any tax audit or proceeding to the extent attributable to the application of section 499 of the
Code) plus in each case interest on any delayed payment at the applicable Federal rate in Section 7872(f)(2)(A) of the Code. Such payments shall, in the aggregate, not exceed Ten Thousand Dollars ($10,000) and shall be made within ten (10) business days after delivery of the Officer's written request for such reimbursement in accordance with established Company procedures for the reimbursement of business expenses.

       6. Release and Covenants.

           a. Officer, on behalf of himself, his spouse, heirs, executors, administrators, agents, successors, assigns and representatives of any kind (hereinafter collectively referred to as the "Releasors") confirm that Releasors have released the Interstate Energy Corporation and each of its subsidiaries and affiliates, the employees, successors, assigns, executors, trustees, directors, advisors, agents and representatives of Interstate Energy Corporation and each subsidiary or affiliate, and all their respective predecessors and successors (hereinafter collectively referred to as the "Releasees"), from any and all actions, causes of action, charges, debts, liabilities, accounts, demands, damages and claims of any kind whatsoever including, but not limited to, those arising out of the changes in the terms and conditions of Officer's relationship with the Company described in this Agreement and those arising under any labor, employment discrimination (including, without limitation, the Age Discrimination in Employment Act of 1967, as amended, Title VII of the Civil Rights of Act of 1964, as amended, applicable State fair employment legislation), contract or tort laws, equity or public policy, or negligence standard, whether known or unknown, certain or speculative, which against any of the Releasees, any of the Releasors ever had, now has, or hereafter shall have or can have. Officer further covenants that he will not initiate any action, claim or proceeding against any of the Releasees for any of the foregoing, will not participate, assist, or cooperate in any such action, claim, or proceeding unless required to do so by law, and will not apply for employment with the Company at any time. Officer acknowledges that the considerations contained in this Agreement fully compensate him for the release provided in this Section.

           b. Notwithstanding the foregoing, this Agreement does not waive rights, if any, Officer or his successors and assigns may have under or pursuant to, or release any member of Releasees from obligations, if any, it may have to Officer or to Officer's

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successors and assigns on claims arising out of, related to or asserted under or pursuant to, this Agreement or any indemnity agreement or obligation contained in or adopted or acquired pursuant to any provision of the charter or by-laws of Interstate Energy Corporation, a Wisconsin corporation, or Interstate Power Company, a Delaware corporation, or in any applicable insurance policy carried by the Company or its affiliates for any matter which has arisen, or which arises or which may arise in the future in connection with Officer's employment with the Company.

           c. In  accordance  with the  requirements  of  Title II of the  Older
Workers Benefit Protection Act (P. L. 101-433, 10/16/90), Officer hereby acknowledges that he has at least twenty-one (21) days to review this Agreement from the date he first received it and he has been advised to review it with an attorney of his choice. Officer further understands that the twenty-one (21) day review period ends when Officer signs this Agreement. Officer also has seven (7) days after signing this Agreement to revoke by so notifying the Company in writing. Any revocation by Officer under this Section 6(c), however, does not revoke the resignations provided under Section 1 and Officer's resignation from employment with the Company shall remain in effect as set forth therein. Officer further acknowledges that he has carefully read this Agreement, knows and understands the contents thereof and its binding legal effect. Officer signs the same of his own free will and act, and it is his intention that he be legally bound thereby.

           d. Officer agrees to keep this Agreement confidential and not to reveal its contents to anyone other than his attorney, financial consultant, immediate family members, and representatives of any governmental tax agency. The provisions of this Section 6(d) shall not apply to any truthful statement required to be made by Officer in any legal proceeding or government or regulatory investigation; provided, however, that prior to making such statement (other than to tax authorities), Officer will give the Company reasonable notice and, to the extent he is legally entitled to do so, afford the Company the ability to seek a confidentiality order.

       7. Severability. In the event any one or more of the terms of this Agreement shall for any reason be held to be invalid, illegal or unenforceable, the remaining terms of this Agreement shall be unimpaired, and the invalid, illegal or unenforceable term shall be replaced by a term, which, being valid, legal and enforceable, comes closest to the intention of the parties underlying the invalid, illegal or unenforceable terms. However, in the event that any such term of this Agreement is adjudged by a court of competent jurisdiction to be invalid, illegal or unenforceable, but that the other terms are adjudged to be valid, legal and enforceable if such invalid, illegal or unenforceable term were deleted or modified, then this Agreement shall apply with only such deletions or modifications, or both, as the case may be, as are necessary to permit the remaining separate terms to be valid, legal and enforceable.

       8. Company Property. Officer shall, not later than March 1, 1999, deliver to the Company the original and all copies of all documents, records, electronic files, and property of any nature whatsoever which are in Officer's possession or control and which are the property of the Company or which relate to the business activities, facilities, or customers

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of the Company,  its  subsidiaries,  or its  affiliates,  including any records, documents or property created by Officer and, where such records may be maintained on hard disk files on computers owned by Officer, such files shall be purged and eliminated; provided, however, Officer shall be provided access to information and material appropriate to fulfillment of his duties as described in Section 1, above. To the extent Company property is in possession or control of the Officer on his Retirement Date it shall then be similarly returned or purged, as described above.

       9. Governing Law and Dispute Resolution. Except with regard to subsection
(b) of Section 6, this Agreement shall be governed by the substantive laws of the State of Iowa without regard to its conflict of laws provisions. The parties agree that any proceeding to resolve any dispute arising hereunder will be brought only in the courts of the State of Iowa or in the courts of the United States of America for the District of Iowa, and that each party irrevocably submits to such jurisdiction, and hereby waives any and all objections as to venue, inconvenient forum and the like. It is the intention of the parties hereto, however, that to the extent practicable, the parties will endeavor to settle any dispute arising hereunder first through the process of non-binding mediation to be conducted in Madison, Wisconsin. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns. Section 6(b) shall be governed by the laws of the State of Delaware, as to Interstate Power Company, and the State of Wisconsin, as to Interstate Energy Corporation.

       10. Successors. This Agreement is personal to the Officer and shall not be assignable by the Officer. This Agreement shall inure to the benefit of and be enforceable by the Officer's legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean both the Company as defined above and any such successor that assumes and agrees to perform this Agreement, by operation of law or otherwise.

                                      INTERSTATE ENERGY CORPORATION


                                      /s/ Erroll B. Davis
                                      Erroll B. Davis, Jr., President and CEO


                                      /s/ Richard R. Ewers
                                      Richard R. Ewers, Officer